MICROFINANCIAL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                                      Exhibit 99
                                                                      ----------

For Release January 28                                         Contact:
9:00 AM                                                        Richard F. Latour
                                                               President and CEO
                                                               Tel: 781-994-4800

                           MICROFINANCIAL INCORPORATED
                      - Company Announces $0.05 Dividend -



Woburn, MA-- January 28, 2005-- MicroFinancial Incorporated (NYSE-MFI) announced today that the Board of Directors of MicroFinancial, Incorporated, in a meeting held on January 21, 2005, has voted to pay a dividend of $0.05 per common share, payable on or before February 15, 2005 to holders of record of MFI common stock as of the close of business February 9, 2005. This dividend represents the same amount per common share as the last dividend paid by MFI, in November of 2002.

Richard Latour, President and Chief Executive Officer stated, "I am pleased that we are able to resume the payment of dividends subject to an ongoing review and approval by the Board of Directors on a quarterly basis. The strong cash flow and low leverage of the Company allows us to pay this dividend without jeopardizing our future growth plans."

About Microfinancial

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.


Statements in this release that are not historical facts, including statements about future dividends and growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates,"
"expects,"   "views,  "  and  similar   expressions  are  intended  to  identify
forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.